Exhibit 99.1

February 23, 2009	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

TULSA, Okla. – Feb. 23, 2009 – ONEOK Partners, L.P. (NYSE: OKS) today reported record net income of $625.6 million, or $6.01 per unit, compared with $407.7 million, or $4.21 per unit, for 2007.

Fourth-quarter 2008 net income was $122.2 million, or $1.09 per unit, compared with net income of $121.5 million, or $1.27 per unit, for the fourth quarter 2007.

“The partnership had a record year in 2008, driven by continued volume growth, as well as high commodity prices and wider NGL product price differentials,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners.  “In the first nine months of 2008, we saw unprecedented commodity price levels, which began falling in the fourth quarter.  The high commodity price levels significantly benefited our natural gas gathering and processing segment and natural gas liquids gathering and fractionation segment during 2008.  However, we anticipate significantly lower prices and differentials in 2009.

“All four of our business segments turned in a solid fourth-quarter performance, despite challenges in the energy and financial markets,” Gibson added.  “We also saw benefits from our $2 billion capital growth program, as Overland Pass Pipeline, related natural gas liquids infrastructure upgrades and other growth projects came on line in 2008.”

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $190.5 million in the fourth quarter 2008, compared with $186.5 million in the fourth quarter 2007.  For 2008, EBITDA was $863.3 million, compared with $657.1 million for 2007.

Distributable cash flow (DCF) in the fourth quarter 2008 was $110.0 million, or 96 cents per unit, compared with $120.0 million, or $1.25 per unit, in the fourth quarter 2007.  DCF for 2008 rose 37 percent to $636.8 million, or $6.17 per unit, compared with $466.0 million, or $4.92 per unit, in 2007.

Operating income for the fourth quarter 2008 was $133.0 million, compared with $129.7 million in the fourth quarter 2007.  The operating income increases come primarily from the natural gas liquids pipelines segment, which increased volumes from new supply connections

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

and expanding volumes on existing connections, as well as the startup of Overland Pass Pipeline, which became fully operational during the fourth quarter.  In addition, the natural gas liquids gathering and fractionation segment benefited from wider NGL product price differentials.  These increases were partially offset by reduced earnings in the natural gas gathering and processing segment as a result of lower commodity prices and the impact of a one-time favorable contract settlement in 2007.

2008 operating income increased 44 percent to $644.8 million, compared with $446.8 million in 2007.  The 12-month 2008 period reflects significantly wider NGL product price differentials and increased volumes in the natural gas liquids gathering and fractionation segment, and higher realized commodity prices and improved contract terms in the natural gas gathering and processing segment.  In addition, the natural gas liquids pipelines segment earned incremental income from the North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007, as well as increased volumes and the startup of Overland Pass Pipeline.  The impact of Hurricane Ike reduced earnings by an estimated $7.8 million during the third quarter 2008.

In the fourth quarter 2008, the partnership’s operating costs were $99.1 million, compared with $100.0 million in the same period last year.  For the year, operating costs were $371.8 million, compared with $337.4 million in 2007.  The increase for the year is primarily due to incremental expenses associated with the October 2007 acquisition of the North System, as well as higher operating costs at fractionation facilities.

At Dec. 31, 2008, the partnership had $870.0 million outstanding and $130.0 million available under its revolving credit facility, and approximately $177.6 million in available cash and cash equivalents.  These additional funds and remaining borrowing capacity, as well as operating cash flow, would be sufficient to fund the partnership’s capital requirements well into 2009.

2008 SUMMARY INCLUDES:

•	Operating income of $644.8 million, compared with $446.8 million in 2007;
•	Increasing the partnership’s distribution 7 percent during the year;
•	Completing a public offering of 2.5 million common units and a private placement with ONEOK, Inc. of 5.4 million common units, generating proceeds of approximately $460.4 million;
•	Capital expenditures of $1.3 billion, compared with $709.9 million in 2007, increasing as a result of internal growth projects;
•	Commissioning the Overland Pass Pipeline to transport unfractionated NGLs from the Rockies to the Mid-Continent;
•	Completing expansions on NGL fractionation, storage and pipeline facilities associated with Overland Pass Pipeline;

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

•	Beginning construction of the D-J Basin and Piceance Basin Lateral Pipeline projects to connect additional NGL supplies to the Overland Pass Pipeline;
•	Beginning construction of the Arbuckle Pipeline to transport unfractionated NGLs from southern Oklahoma through the Barnett Shale natural gas play in north Texas to the Texas Gulf Coast;
•	Completing the NGL pipeline extension into the Woodford Shale of Oklahoma;
•	Beginning partial operations of the Guardian Pipeline extension and expansion into the Green Bay, Wis., area;
•	Completing the expansion of Fort Union Gas Gathering, which doubles the capacity of the system, located in the Powder River Basin that gathers coal bed methane natural gas;
•	Commissioning the Midwestern Gas Transmission extension into the Nashville, Tenn., market;
•	Being named the Natural Gas STAR Gathering and Processing Partner of the Year by the U.S. Environmental Protection Agency; and
•
Receiving an award from the Occupational Safety and Health Administration (OSHA) for achieving three years of excellence in employee health and safety at the partnership’s Mont Belvieu fractionator, and being recognized by OSHA as a STAR Status Site at the partnership’s Maysville, Okla., natural gas processing facility.

2008 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported fourth-quarter 2008 operating income of $48.4 million, compared with $66.5 million in the fourth quarter 2007.

The decrease in fourth-quarter 2008 operating income is primarily due to $7.8 million from lower realized commodity prices in the fourth quarter of 2008 and an $8.6 million one-time favorable contract settlement that occurred during the fourth quarter of 2007.  During the fourth quarter 2008, operational and weather-related disruptions primarily in the Rocky Mountain region lowered volumes and earnings by approximately $4.8 million.

Operating costs for the fourth quarter 2008 were $36.7 million, compared with $39.0 million in 2007, primarily due to lower employee-related costs.

For 2008, the natural gas gathering and processing segment contributed operating income of $247.1 million, compared with $187.8 million in 2007.

Full-year 2008 operating income benefited from $58.4 million in higher realized prices for NGLs, natural gas and condensate sold; $11.9 million from improved contract terms; and $7.0 million in higher volumes processed and sold; partially offset by an $8.6 million one-time contract settlement that occurred in the fourth quarter 2007.  During the third quarter 2008,

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

Hurricane Ike caused operational disruptions that lowered the segment’s earnings by an estimated $1.8 million in the Mid-Continent region.

Operating costs for the year increased to $138.2 million, compared with $135.4 million in the same period last year, primarily due to higher costs for chemicals and maintenance parts.

Equity earnings from investments increased to $8.8 million in the fourth quarter 2008, compared with $6.9 million in the same period last year.  Full-year 2008 equity earnings from investments were $32.8 million, compared with $26.4 million in 2007.  The increases for both the three- and 12-month periods are primarily due to increased gathering revenues in the partnership’s interest in Fort Union Gas Gathering, as a result of an expansion project completed in mid-2008.

The following table contains margin information for the periods indicated.  NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Percent of proceeds
Wellhead purchases (MMBtu/d)	65,197	73,706	67,718	83,993
NGL sales (Bbl/d)	6,729	6,244	6,223	5,959
Residue gas sales (MMBtu/d)	43,161	39,373	39,724	34,010
Condensate sales (Bbl/d)	821	810	928	719
Percentage of total net margin	54%	58%	62%	56%
Fee-based
Wellhead volumes (MMBtu/d)	1,135,617	1,176,929	1,164,273	1,170,502
Average rate ($/MMBtu)	$0.28	$0.24	$0.26	$0.25
Percentage of total net margin	28%	23%	23%	30%
Keep whole
NGL shrink (MMBtu/d)	19,496	23,563	21,354	23,636
Plant fuel (MMBtu/d)	2,251	2,822	2,288	2,846
Condensate shrink (MMBtu/d)	1,480	2,820	1,825	2,490
Condensate sales (Bbl/d)	299	571	369	504
Percentage of total net margin	18%	19%	15%	14%

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for its services.  The following table provides 2009 hedging information for the natural gas gathering and processing segment.

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

	Year Ending December 31, 2009
	Volumes Hedged	Average Price	Percentage Hedged
NGLs (Bbl/d) (a)	5,010	$1.18 / gallon	57%
Condensate (Bbl/d) (a)	666	$3.23 / gallon	32%
Total sales hedged (Bbl/d)	5,676	$1.42 / gallon	52%
(a) - Hedged with fixed-price swaps.

The partnership currently estimates that in its natural gas gathering and processing segment a 1 cent per gallon decrease in the composite price of natural gas liquids would decrease annual net margin by approximately $1.2 million.  A $1.00 per barrel decrease in the price of crude oil would decrease annual net margin by approximately $1.0 million.  Also, a 10 cent per MMBtu decrease in the price of natural gas would decrease annual net margin by approximately $0.6 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

For the fourth quarter 2008, the natural gas pipelines segment contributed operating income of $30.5 million, compared with $26.7 million in the same period in 2007.  Margins for the quarter were relatively unchanged compared with the same period last year, and operating costs decreased $4.6 million in the fourth quarter 2008, primarily due to lower employee-related costs.

For 2008, the natural gas pipelines segment contributed operating income of $133.2 million, compared with $112.2 million in 2007.

2008 operating income increased as a result of $6.3 million in improved transportation margins, primarily due to the higher natural gas price impact on retained fuel; $5.4 million from improved storage margins, primarily related to new and renegotiated contracts and the higher natural gas price impact on retained fuel; and $3.8 million from increased natural gas sales from inventory.  Operating costs decreased to $89.9 million for the year, compared with $96.6 million in 2007, primarily due to lower general taxes and employee-related costs.

Equity earnings from investments were $17.2 million in the fourth quarter 2008, unchanged from the same period last year.  Equity earnings from investments in 2008 increased to $66.7 million, compared with $62.5 million in 2007, primarily as a result of the partnership’s share, or $8.3 million, of a third-quarter 2008 gain on the sale of Bison Pipeline LLC by Northern Border Pipeline, partially offset by lower volumes on Northern Border Pipeline.  ONEOK Partners owns a 50 percent equity interest in Northern Border Pipeline.

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

Natural Gas Liquids Gathering and Fractionation Segment

In the fourth quarter 2008, the natural gas liquids gathering and fractionation segment reported operating income of $27.7 million, compared with $23.6 million in the same period last year.

Fourth-quarter 2008 operating income benefited from $11.4 million of improved optimization margins due to wider NGL product price differentials between the market centers in Conway, Kan., and Mont Belvieu, Texas; and $2.0 million from higher isomerization volumes driven by wider price differentials between isobutane and normal butane.  Fourth-quarter 2008 fractionation volumes were lower than the prior quarter and year, primarily due to a planned maintenance shutdown at the partnership’s Mont Belvieu fractionator, as well as ethane rejection in December 2008.  This decrease was mostly offset by new volumes from Overland Pass Pipeline that were fractionated at the partnership’s Bushton facility.

Operating costs in the fourth quarter 2008 were $28.3 million, compared with $21.3 million in the same period last year, primarily due to expenses associated with the planned maintenance shutdown at the Mont Belvieu fractionator and incremental expenses associated with the recently expanded Bushton fractionator.

The natural gas liquids gathering and fractionation segment contributed operating income of $204.4 million in 2008, compared with $112.0 million in 2007.

The segment’s 2008 results reflect $70.8 million in increased optimization margins from significantly wider NGL product price differentials between the market centers in Conway and Mont Belvieu; a $32.1 million increase due to increased gathering and fractionation volumes; $8.4 million in operational measurement gains, primarily at NGL storage caverns; and $3.6 million from higher storage margins.  During the third quarter 2008, Hurricane Ike caused operational disruptions that lowered the segment’s earnings an estimated $3.8 million in the Mid-Continent and Gulf Coast regions.

Operating costs for the segment in 2008 were $89.8 million, compared with $70.7 million in the same period last year.  Operating costs increased primarily as a result of increased operating costs at our fractionation facilities, including costs associated with the startup of the recently expanded Bushton fractionator and costs related to a planned maintenance shutdown at the Mont Belvieu fractionator.

The Conway-to-Mont Belvieu average price differential for ethane in the fourth quarter 2008, based on Oil Price Information Service (OPIS) pricing, increased to 12 cents per gallon, compared with 7 cents per gallon in the same period in 2007.  For the year, the average price differential was 15 cents per gallon, compared with 6 cents per gallon in 2007.  The prior three-year average Conway-to-Mont Belvieu price differential for ethane was 5 cents per gallon.

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment reported operating income of $25.4 million in the fourth quarter 2008, compared with $13.1 million in the same period last year.

Fourth-quarter 2008 operating income benefited from $12.1 million of increased volumes, which included $10.3 million from higher volumes on the North System.  The complete startup of Overland Pass Pipeline in the fourth quarter contributed $2.6 million to 2008 earnings.  Operating costs for the segment were $12.9 million in the fourth quarter 2008, compared with $12.4 million in the same period in 2007.

The natural gas liquids pipelines segment contributed operating income of $60.6 million in 2008, compared with $39.5 million in 2007.

Results for 2008 benefited primarily from $44.3 million of incremental margins from the acquired North System, which included $10.3 million from higher fourth-quarter volumes.  In addition, results included $2.6 million of incremental margins from Overland Pass Pipeline and $4.3 million from increased volumes on other pipelines.  During the third quarter 2008, Hurricane Ike caused operational disruptions that lowered segment earnings by an estimated $2.2 million.

Operating costs were $55.1 million for 2008, compared with $29.0 million in 2007, increasing primarily as a result of the acquisition of the North System in October 2007 and higher employee-related costs.

GROWTH ACTIVITIES

In the fourth quarter 2008, the partnership completed several large projects and continued executing on approximately $2 billion of internally generated growth projects that will be completed in 2009.

Natural Gas Liquids Projects

The natural gas liquids projects account for approximately $1.4 billion of the current growth projects.

In November, Overland Pass Pipeline — the 760-mile natural gas liquids pipeline extending from Opal, Wyo., to Conway, Kan. — was placed into full service with the capacity to transport approximately 110,000 barrels per day (bpd).  The pipeline project cost approximately $575 million.  Overland Pass Pipeline Company is a joint venture with The Williams Companies, Inc.  Currently, approximately 60,000 bpd of NGLs are flowing on Overland Pass, and the pipeline capacity can be increased to approximately 255,000 bpd with additional pump facilities.

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

In conjunction with Overland Pass, the partnership also invested approximately $239 million to increase existing NGL fractionation, storage and pipeline capacity.

In October, the partnership received approval from various state and federal regulatory authorities and began construction on the Piceance Lateral Pipeline, a 150-mile lateral pipeline connecting the Piceance Basin with Overland Pass Pipeline.  The project is expected to cost in the range of $110 million to $140 million and be completed in the third quarter 2009.

Also in the fourth quarter 2008, construction began on the D-J Basin Lateral Pipeline, a 125-mile lateral pipeline connecting the Denver-Julesburg Basin with Overland Pass Pipeline.  The project is expected to cost in the range of $70 million to $80 million and be completed in the first quarter 2009.

In September 2008, the partnership placed into service a 78-mile NGL pipeline extension of its Oklahoma gathering system in the Woodford Shale in southeast Oklahoma.  The pipeline connects two natural gas processing plants that have the ability to produce approximately 25,000 bpd of natural gas liquids.  The pipeline extension cost approximately $36 million.

The $340 million to $360 million, 440-mile Arbuckle Pipeline, extending from southern Oklahoma through the Barnett Shale of North Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast, is currently under construction and is now expected to go into service during the second quarter of 2009.  Based on increased costs and delays associated with right-of-way acquisition and potential weather impacts, primarily anticipated spring rains in wet low-lying areas, the project costs could increase approximately 10 to 15 percent.  The pipeline will have the capacity to transport 160,000 bpd of unfractionated natural gas liquids, expandable to 210,000 bpd with additional pump facilities.  Supply commitments from producers are sufficient to fill the expanded 210,000 bpd capacity level over the next three to five years.

Natural Gas Projects

In December, the Guardian Pipeline extension and expansion was placed partially in service.  Construction continues on one compressor station and the project is expected to be fully in service during the first quarter of 2009.  The 119-mile pipeline extension into the Green Bay, Wis., area is expected to cost in the range of $277 million to $305 million.  The capacity on the pipeline extension is fully subscribed under 15-year agreements.

 In July 2008, the Fort Union Gas Gathering expansion project was completed for approximately $121 million.  The project doubled the natural gas gathering pipeline capacity of Fort Union Gas Gathering by adding approximately 150 miles of new gathering lines and approximately 650 million cubic feet per day of additional capacity.  ONEOK Partners owns approximately 37 percent of Fort Union Gas Gathering, L.L.C.

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

The expansion of the partnership’s Grasslands natural gas processing facility in the highly active Williston Basin will increase the plant’s processing capacity by nearly 60 percent and its fractionation capacity by 50 percent.  The project is currently estimated to cost in the range of $40 million to $45 million and is currently expected to come on line in the first quarter of 2009.

CONFERENCE CALL AND WEBCAST

The management of ONEOK Partners and ONEOK will conduct a joint conference call on Tuesday, Feb. 24, 2009, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-256-9295, pass code 1327308, or log on to the webcast at www.oneokpartners.com or www.oneok.com.

For those unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, or ONEOK’s Web site, www.oneok.com for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1327308.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures.  Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies.  However, these calculations may vary from company to company, so the partnership's computations may not be comparable with those of other companies.  DCF is not necessarily the same as available cash as defined in the Partnership Agreement.  Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments.  Reconciliations of EBITDA to net income and operating income and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  The forward-looking statements relate to our anticipated financial performance,

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,”  “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy, including, but not limited to, biofuels such as ethanol and biodiesel;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates or recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including increasing liquidity risks in U.S. credit markets;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report on Form 10-K.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKS-FE

###

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per unit amounts)

Revenues	$1,276,172	$1,877,313	$7,720,206	$5,831,558
Cost of sales and fuel	1,010,371	1,618,244	6,579,547	4,935,665
Net Margin	265,801	259,069	1,140,659	895,893
Operating Expenses
Operations and maintenance	93,597	90,027	337,526	302,544
Depreciation and amortization	34,382	29,378	124,765	113,704
General taxes	5,472	9,946	34,271	34,812
Total Operating Expenses	133,451	129,351	496,562	451,060
Gain (Loss) on Sale of Assets	663	15	713	1,950
Operating Income	133,013	129,733	644,810	446,783
Equity earnings from investments	26,627	24,933	101,432	89,908
Allowance for equity funds used during construction	15,118	5,852	50,906	12,538
Other income	1,897	2,632	5,621	7,502
Other expense	(5,370)	(143)	(13,321)	(779)
Interest expense	(43,375)	(39,634)	(151,056)	(138,947)
Income before Minority Interests and Income Taxes	127,910	123,373	638,392	417,005
Minority interests in income of consolidated subsidiaries	(73)	(114)	(441)	(416)
Income taxes	(5,632)	(1,803)	(12,335)	(8,842)
Net Income	$122,205	$121,456	$625,616	$407,747

Limited partners’ interest in net income:
Net income	$122,205	$121,456	$625,616	$407,747
General partner’s interest in net income	(22,764)	(16,578)	(88,554)	(58,781)
Limited Partners’ Interest in Net Income	$99,441	$104,878	$537,062	$348,966

Limited partners’ per unit net income	$1.09	$1.27	$6.01	$4.21
Number of Units Used in Computation (Thousands)	90,920	82,891	89,309	82,891

Supplemental Information (1):
EBITDA	$190,549	$186,533	$863,307	$657,118
Distributable cash flow	$110,042	$119,996	$636,780	$466,014
Distributable cash flow per unit	$0.96	$1.25	$6.17	$4.92

(1) Reconciliations of non-GAAP financial measures are included in the financial tables attached to this release.

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2008	2007
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$177,635	$3,213
Accounts receivable, net	317,182	577,989
Affiliate receivables	25,776	52,479
Gas and natural gas liquids in storage	190,616	251,219
Commodity exchanges and imbalances	55,086	82,037
Derivative financial instruments	63,780	-
Other current assets	28,176	19,961
Total Current Assets	858,251	986,898

Property, Plant and Equipment
Property, plant and equipment	5,808,679	4,436,371
Accumulated depreciation and amortization	875,279	776,185
Net Property, Plant and Equipment	4,933,400	3,660,186

Investments and Other Assets
Investments in unconsolidated affiliates	755,492	756,260
Goodwill and intangible assets	676,536	682,084
Other assets	30,593	26,637
Total Investments and Other Assets	1,462,621	1,464,981
Total Assets	$7,254,272	$6,112,065

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,931	$11,930
Notes payable	870,000	100,000
Accounts payable	496,763	742,903
Affiliate payables	23,333	18,298
Commodity exchanges and imbalances	191,165	252,095
Other current liabilities	100,832	136,664
Total Current Liabilities	1,694,024	1,261,890

Long-term Debt, excluding current maturities	2,589,509	2,605,396

Deferred Credits and Other Liabilities	54,773	43,799

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	5,941	5,802

Partners’ Equity
General partner	77,546	58,415
Common units: 54,426,087 units and 46,397,214 units issued and outstanding at December 31, 2008 and 2007, respectively	1,361,058	814,266
Class B units: 36,494,126 units issued and outstanding at December 31, 2008 and 2007	1,407,016	1,340,638
Accumulated other comprehensive income (loss)	64,405	(18,141)
Total Partners’ Equity	2,910,025	2,195,178
Total Liabilities and Partners’ Equity	$7,254,272	$6,112,065

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2008	2007
	(Thousands of dollars)
Operating Activities
Net income	$625,616	$407,747
Depreciation and amortization	124,765	113,704
Allowance for equity funds used during construction	(50,906)	(12,538)
Gain on sale of assets	(713)	(1,950)
Minority interests in income of consolidated subsidiaries	441	416
Equity earnings from investments	(101,432)	(89,908)
Distributions received from unconsolidated affiliates	93,261	103,785
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	256,137	(268,963)
Affiliate receivables	26,703	36,093
Gas and natural gas liquids in storage	16,003	(47,973)
Derivative financial instruments	(2,538)	2,154
Accounts payable	(273,475)	368,452
Affiliate payables	5,035	(7,439)
Commodity exchanges and imbalances, net	(33,979)	41,997
Accrued interest	5,669	9,069
Other assets and liabilities	(34,169)	46,888
Cash Provided by Operating Activities	656,418	701,534

Investing Activities
Changes in investments in unconsolidated affiliates	3,963	(3,668)
Acquisitions	2,450	(299,560)
Capital expenditures (less allowance for equity funds used during construction)	(1,253,853)	(709,858)
Proceeds from sale of assets	990	3,980
Cash Used in Investing Activities	(1,246,450)	(1,009,106)

Financing Activities
Cash distributions:
General and limited partners	(453,021)	(384,646)
Minority interests	(302)	(220)
Borrowing (repayment) of notes payable, net	(100,000)	94,000
Borrowing of notes payable with maturities over 90 days	870,000	-
Issuance of long-term debt, net of discounts	-	598,146
Long-term debt financing costs	-	(5,805)
Issuance of common units, net of discounts	450,198	-
Contributions from general partner	9,508	-
Payment of long-term debt	(11,929)	(11,931)
Other financing activities	-	139
Cash Provided by Financing Activities	764,454	289,683
Change in Cash and Cash Equivalents	174,422	(17,889)
Cash and Cash Equivalents at Beginning of Period	3,213	21,102
Cash and Cash Equivalents at End of Period	$177,635	$3,213
Supplemental Cash Flow Information:
Cash Paid for Interest	$148,417	$138,606
Cash Paid for Taxes	$4,722	$1,039

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$98.5	$117.1	$435.2	$366.5
Operating costs	$36.7	$39.0	$138.2	$135.4
Depreciation and amortization	$13.5	$11.6	$49.9	$45.1
Operating income	$48.4	$66.5	$247.1	$187.8
Equity earnings from investments	$8.8	$6.9	$32.8	$26.4
Natural gas gathered (BBtu/d)	1,136	1,177	1,164	1,171
Natural gas processed (BBtu/d)	639	641	641	621
NGL sales (MBbl/d)	39	39	39	38
Residue gas sales (BBtu/d)	279	287	279	281
Realized composite NGL sales price ($/gallon)	$0.78	$1.31	$1.27	$1.06
Realized condensate sales price ($/Bbl)	$63.05	$85.16	$89.30	$67.35
Realized residue gas sales price ($/MMBtu)	$4.42	$6.24	$7.34	$6.21
Realized gross processing spread ($/MMBtu)	$9.15	$7.14	$7.47	$5.21
Capital expenditures - growth	$40.4	$4.3	$123.0	$64.8
Capital expenditures - maintenance	$7.2	$7.3	$23.2	$19.0

Natural Gas Pipelines
Net margin	$61.2	$61.4	$257.4	$241.1
Operating costs	$22.0	$26.6	$89.9	$96.6
Depreciation and amortization	$8.7	$8.1	$34.3	$32.4
Operating income	$30.5	$26.7	$133.2	$112.2
Equity earnings from investments	$17.2	$17.2	$66.7	$62.5
Natural gas transported (MMcf/d)	3,749	3,639	3,665	3,579
Average natural gas price Mid-Continent region ($/MMBtu)	$3.87	$5.97	$7.17	$6.05
Capital expenditures - growth	$94.8	$42.3	$241.0	$123.6
Capital expenditures - maintenance	$12.4	$6.0	$26.0	$15.3

Natural Gas Liquids Gathering and Fractionation
Net margin	$62.2	$50.5	$317.7	$205.8
Operating costs	$28.3	$21.3	$89.8	$70.7
Depreciation and amortization	$6.3	$5.6	$23.5	$23.1
Operating income	$27.7	$23.6	$204.4	$112.0
NGLs gathered (MBbl/d)	269	267	271	248
NGL sales (MBbl/d)	306	259	283	231
NGLs fractionated (MBbl/d)	356	385	373	356
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.12	$0.07	$0.15	$0.06
Capital expenditures - growth	$20.0	$67.6	$143.8	$102.4
Capital expenditures - maintenance	$12.3	$12.7	$25.7	$21.2

Natural Gas Liquids Pipelines
Net margin	$44.2	$29.5	$132.8	$81.6
Operating costs	$12.9	$12.4	$55.1	$29.0
Depreciation and amortization	$5.9	$4.1	$17.1	$13.1
Operating income	$25.4	$13.1	$60.6	$39.5
Equity earnings from investments	$0.6	$0.8	$2.0	$1.0
NGLs transported (MBbl/d)	391	305	333	299
NGLs gathered (MBbl/d)	85	71	76	61
Capital expenditures - growth	$203.2	$159.2	$664.2	$359.5
Capital expenditures - maintenance	$3.2	$2.0	$6.7	$4.0

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
	(Thousands of Dollars)
Reconciliation of Net Income to EBITDA
Net income	$122,205	$121,456	$625,616	$407,747
Minority interests	73	114	441	416
Interest expense	43,375	39,634	151,056	138,947
Depreciation and amortization	34,382	29,378	124,765	113,704
Income taxes	5,632	1,803	12,335	8,842
Allowance for equity funds used during construction	(15,118)	(5,852)	(50,906)	(12,538)
EBITDA	$190,549	$186,533	$863,307	$657,118

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$48,374	$66,539	$247,148	$187,815
Depreciation and amortization	13,452	11,555	49,883	45,099
Equity earnings from investments	8,836	6,881	32,825	26,399
Other income (expense)	(1,898)	96	(5,026)	(67)
EBITDA	$68,764	$85,071	$324,830	$259,246

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$30,480	$26,652	$133,188	$112,212
Depreciation and amortization	8,732	8,134	34,279	32,380
Equity earnings from investments	17,232	17,212	66,653	62,487
Other income (expense)	(1,292)	87	(3,275)	117
EBITDA	$55,152	$52,085	$230,845	$207,196

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$27,651	$23,562	$204,413	$111,976
Depreciation and amortization	6,297	5,609	23,485	23,134
Equity earnings from investments	-	-	-	-
Other income (expense)	(1,691)	(146)	(4,420)	(717)
EBITDA	$32,257	$29,025	$223,478	$134,393

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$25,433	$13,066	$60,550	$39,460
Depreciation and amortization	5,897	4,072	17,097	13,062
Equity earnings from investments	559	840	1,954	1,022
Other income (expense)	(900)	20	(2,340)	(133)
EBITDA	$30,989	$17,998	$77,261	$53,411

-more-

ONEOK Partners Reports Record 2008 Earnings;
Announces Strong Fourth-quarter Results

Feb. 23, 2009

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$190,549	$186,533	$863,307	$657,118
Gain on sale of assets	(663)	(15)	(713)	(1,950)
Interest expense	(43,375)	(39,634)	(151,056)	(138,947)
Maintenance capital	(35,286)	(28,146)	(81,850)	(59,589)
Distributions to minority interests	(79)	(73)	(302)	(220)
Equity earnings from investments	(26,627)	(24,933)	(101,432)	(89,908)
Distributions received from unconsolidated affiliates	26,917	26,641	118,010	103,785
Current income tax expense and other	(1,394)	(377)	(9,184)	(4,275)
Distributable Cash Flow	$110,042	$119,996	$636,780	$466,014

Distributions to General Partner	(22,738)	(16,172)	(85,498)	(58,469)
Distributable Cash Flow to Limited Partners	$87,304	$103,824	$551,282	$407,545

Distributable Cash Flow per Limited Partner Unit	$0.96	$1.25	$6.17	$4.92
Distributions Declared per Limited Partner Unit	$1.08	$1.025	$4.26	$4.025
Coverage Ratio	0.89	1.22	1.45	1.22

Number of Units Used in Computation (Thousands)	90,920	82,891	89,309	82,891